Exhibit 23.2

November 8, 2007

United States Securities and Exchange Commission
100 F. Street, N. E.
Washington, D.C. 20549

Re:	Consent to be named in Form SB-2 Registration Statement, for the registration of 3,042,254 shares of common stock of Equicap, Inc.

Ladies and Gentlemen:

We consent to the use in this Registration Statement of Equicap, Inc., a Nevada corporation, on Form SB-2 of our report dated November 5, 2007, appearing in this Registration Statement relating to the financial statements of Zhejiang Shengte Transmission Co., Ltd. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

Sincerely,

/S/ Patrizio & Zhao, LLC

Patrizio & Zhao, LLC
Parsippany, New Jersey